Exhibit 5.1

December 15, 2020

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, Pennsylvania 17603

RE:	Armstrong World Industries, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

Armstrong World Industries, Inc. (the “Company”) has filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended with respect to 19,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) relating to the Armstrong World Industries, Inc. 2020 Inducement Award Plan (the “Plan”).

As Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, I am familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company and with its affairs, including the actions taken by the Company in connection with the preparation of the Registration Statement. I also examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based upon the foregoing, it is my opinion that the Common Stock to be registered, when issued and delivered pursuant to the Company’s Amended and Restated Articles of Incorporation and the Plan, and when the Registration Statement has become effective, will be legally issued and will be fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer